WASTEWATER SERVICE AGREEMENT



                              between



                      PURE CYCLE CORPORATION



                                and



                 RANGEVIEW METROPOLITAN DISTRICT,
        ACTING BY AND THROUGH ITS WATER ACTIVITY ENTERPRISE
                   WASTEWATER SERVICE AGREEMENT


     THIS WASTEWATER SERVICE AGREEMENT (the "Agreement") is entered into as of the 22 day of January, 1997, by and between PURE CYCLE CORPORATION, a Delaware corporation ("Pure Cycle"), and RANGEVIEW METROPOLITAN DISTRICT, a quasi-municipal corporation and political subdivision of the State of Colorado, acting by and through its water activity enterprise.

                             RECITALS

     A. Rangeview is a special district organized pursuant to Title 32 of the Colorado Revised Statutes with the power, among others, to supply water for domestic and other public and private purposes and to provide a complete sanitary sewage collection, transmission, treatment and disposal system to its Service Area (as defined in Section 1.1). Rangeview's water activity enterprise was established by resolution of Rangeview adopted at a public meeting of its board of directors on September 11, 1995, and is effective as of the date of its adoption.

     B. Pure Cycle is a corporation involved in the acquisition and development of water and wastewater facilities and systems.

     C. Rangeview's provision of water and wastewater services with respect to the Service Area is governed in part by the terms of the Amended and Restated Lease between Rangeview and the State of Colorado, acting through the State Board of Land Commissioners (the "Land Board") denominated Lease Number S-37280 dated April 11, 1996 (the "Lease").

     D. Properties within Rangeview's Service Area are ready to begin development and Rangeview desires to arrange for wastewater service to be provided to such properties and the other properties within its Service Area.

     E. Rangeview has determined that it is in its best interests to engage Pure Cycle to finance and manage the construction of wastewater facilities to serve its Service Area for a number of reasons, including the following:

          (1) As part of the settlement of major litigation in which bonds and notes in the principal amount of $24,914,058 previously issued by Rangeview have been acquired by Pure Cycle and surrendered to Rangeview for cancellation, Pure Cycle in exchange for the Rangeview bonds and notes received a right to divert and sell the use of up to a total gross volume of 1,165,000 acre feet of Export Water (as defined in Section 1.1) together with a contract to provide water service (the "Water Service Agreement") for and on behalf of Rangeview within the Lowry Range (as defined in Section 1.1).

          (2) Pure Cycle has expertise in the area of wastewater treatment, and has the capability to finance the development of a wastewater system.

          (3) Pure Cycle has a long-term relationship with Rangeview and is familiar with the development needs and opportunities in the Service Area.
          (4) There are substantial economies of scale inherent in having one entity provide both water and wastewater services to the Service Area.

     F. Rangeview has authority, pursuant to Section 32-1-1001, C.R.S., to enter into contracts and agreements affecting the affairs of the district and to appoint, hire, and retain agents.

     G. At an election duly called by the Board and held November 5, 1996, the electors of the district approved the district entering a Finance/Construction Management Agreement and an Operation, Maintenance and Administration Agreement as a multiple-fiscal year obligation.

     H.  The provisions of the two agreements described in G.
above, which were being negotiated at the time the District was required to certify the ballot content for said election, have been merged into this Agreement, with amendments.


                     COVENANTS AND AGREEMENTS

     In consideration of the foregoing, the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                             ARTICLE I

                            Definitions

     1.1 Definitions. As used herein unless the context clearly indicates otherwise, the words defined below and capitalized throughout the text of this Agreement shall have the respective meanings set forth below:

     Applicant.  "Applicant" shall mean a potential Wastewater User
who is submitting   a request for wastewater service to Rangeview.

          Board. "Board" shall mean the Board of Directors of Rangeview.

          Construction Security. "Construction Security" shall have the meaning set forth in Section 3.2(e) herein.

          Export Water. "Export Water" shall have the meaning set forth in the Lease.

          Lease. "Lease" shall have the meaning set forth in Recital C.

          Lowry Range. "Lowry Range" shall have the meaning set forth in the Lease.
          Master Plan. "Master Plan" shall mean a written master plan for the construction of the Wastewater System prepared by Rangeview and Pure Cycle pursuant to Section
          3.1 herein.

          NARUC. "NARUC" shall mean the National Association of Regulatory Utilities Commissioners.

          Non-Export Water. "Non-Export Water" shall have the meaning set forth in the Lease.

          Performance Standards. "Performance Standards" shall have the meaning set forth in Section 5.1 herein as more specifically defined on Exhibit A attached hereto and incorporated herein by this reference.

          Plan Review Budget. "Plan Review Budget" shall mean a budget prepared by Rangeview which includes its anticipated costs to undertake the review anticipated by Subsection 3.2(d).

          Project Costs. "Project Costs" shall mean the anticipated construction costs of the Project
          Improvements pursuant to Section 3.2(b)(iii) herein.

          Project Financial Plan. "Project Financial Plan" shall mean a financial plan prepared by Pure Cycle and submitted to Rangeview for the Rangeview Facilities pursuant to Section 3.2 herein.

          Project Improvements. "Project Improvements" shall mean the wastewater improvements necessary to serve an Applicant based upon the information provided by such Applicant pursuant to Section 3.2(b)(i) herein.

          Project Plan. "Project Plan" shall mean a plan established jointly by Rangeview and Pure Cycle for the provision of wastewater service to the properties identified in the service request of an Applicant pursuant to Section 3.2(b) herein.

          Project Schedule. "Project Schedule" shall mean the construction schedule required by 3.2(e) below.

          Project Timeline. "Project Timeline" shall mean the anticipated timing for design and construction of the Project Improvements pursuant to Section 3.2(b)(ii) herein.

          Rangeview Facilities. "Rangeview Facilities" shall mean those improvements identified on the Master Plan as Rangeview's responsibility pursuant to Section 3.2(b)(iv) herein.

          Rate Consultant. "Rate Consultant" shall mean the qualified consultant in the area of wastewater rate structures engaged and utilized as provided in Section
          2.2 and elsewhere herein.

          Rate Structure. "Rate Structure" shall mean the rate structure for wastewater service (which shall include but not be limited to tap fees, usage charges and service charges) established by Rangeview with the concurrence of Pure Cycle pursuant to Section 2.2 herein.

          Rules and Regulations. "Rules and Regulations" shall mean the Rules and Regulations of Rangeview adopted by the Board pursuant to Colorado law.

          Service Agreement. "Service Agreement" shall mean the written agreement or agreements for water and sewer service between Rangeview and the Wastewater Users which, inter alia, describe the public improvements to be acquired and constructed by Rangeview to provide water and wastewater service in the Service Area.

          Service Area. "Service Area" shall mean the approximately 24,567.21 acres, more or less, according to U.S. Government survey, in Arapahoe County, Colorado more particularly described as follows:

     Township 5 South, Range 64 West, Sections 7 through 10: all;
     Sections 15 through 22:  all; Sections 27 through 34: all.

     Township 4 South, Range 65 West, Sections 33:  all; and 34:
     all.

     Township 5 South, Range 65 West, Section 3: all; Sections 10 through 15: all, less certain surface rights granted for (but including the water under) the Aurora Reservoir) in
     Section 15; Sections 22 through 27: all, less certain surface rights granted for (but including the water under) the Aurora Reservoir in Section 22; Sections 35 and 36: all; Section 34: north 2,183.19 feet.

               Township 5 South, Range 66 West, Section 36:  all.

               All other property included within Rangeview's
               Service Area with Pure Cycle's prior written consent and agreement to provide such properties with wastewater service.

          Wastewater System. "Wastewater System" shall mean the wastewater transmission, treatment and disposal facilities, including re-use and land application facilities, and all easements, rights of way and other property interests necessary to accommodate such facilities, which Rangeview or Wastewater Users are or may become obligated to acquire and construct pursuant to written Service Agreements with the Wastewater Users.

          Wastewater Users. "Wastewater Users" shall mean the persons and entities who own the real property in the Service Area.

          Water Service Agreement. "Water Service Agreement" shall have the meaning set forth in Recital E.

     1.2 Intent of This Agreement. This Agreement is intended to provide the terms and conditions under which Pure Cycle will act as Rangeview's agent to provide wastewater service to Wastewater
Users.


                            ARTICLE II

     APPOINTMENT OF AGENT AND ESTABLISHMENT OF RATE STRUCTURE

     2.1 Appointment of Agent. During the term of this Agreement, Rangeview hereby grants to Pure Cycle the sole and exclusive right to provide wastewater service to the Wastewater Users as its agent.

2.2. Establishment of Rate Structure. A rate structure for wastewater service (which shall include but not be limited to tap fees, usage charges and service charges) shall be established by Rangeview with the concurrence of Pure Cycle ("Rate Structure"). The Rate Structure shall be based upon cost of service principles with the advice of a qualified consultant in the area of wastewater rate structures ("Rate Consultant"). On or before November 15, 2001, and every five (5) years thereafter, or upon the request of either party if new laws, regulations, or other circumstances arise which affect the cost of service hereunder, Rangeview and Pure Cycle shall contract with a Rate Consultant for a review of the then existing Rate Structure. Based upon the recommendation of the Rate Consultant, the parties shall negotiate in good faith to reach agreement on an amended Rate Structure. The costs of the Rate Consultant will be treated as an annual operating cost of the Wastewater System.

          If the parties are unable to reach an agreement on an amended Rate Structure, the issue shall be determined by arbitration pursuant to Section 11.17 of this Agreement.







                            ARTICLE III

                    Construction of Facilities

     3.1 Master Plan. Within One Hundred Twenty (120) days of execution of this Agreement, the parties shall cooperate in establishing a written master plan for the construction of the Wastewater System ("Master Plan"). The Master Plan shall identify the anticipated improvements to be constructed, the projected timing of construction of such improvements, the projected cost of such improvements, the anticipated location of the improvements and the allocation of responsibility for construction between Rangeview and the Wastewater User(s). The Master Plan shall be jointly revised by the parties not less frequently than every three (3) years after its establishment.

     3.2  Project Implementation.

          (a) Scoping. Rangeview shall establish a policy governing requests for wastewater service which shall require that a potential Wastewater User ("Applicant") submit a service request which shall include sufficient information to enable Rangeview and Pure Cycle to determine the facilities necessary to serve such property. Rangeview's policy shall require the Applicant to deposit funds sufficient to cover all of Rangeview's costs in reviewing the application and preparing a Service Agreement, which costs shall include, but not be limited to, legal fees, management fees and engineering fees incurred by Rangeview in implementing the requirements of Subsection 3.2(a)-(c).

          (b) Project Plan and Financial Plan. Upon receipt of a complete service request from an Applicant, Rangeview shall submit written notice to Pure Cycle. Within thirty (30) days of receipt of such notice, Rangeview and Pure Cycle shall jointly establish a plan for providing wastewater service to the properties identified in the service request ("Project Plan") consistent with the Master Plan, which identifies the following:

                 (i)  the improvements necessary to serve the
Applicant based upon the information provided ("Project
Improvements"); and

                (ii)  the anticipated timing for design and
construction of the Project Improvements ("Project Timeline"); and

               (iii) the anticipated construction costs of the Project Improvements ("Project Costs"); and

                (iv) the appropriate allocation of responsibility for construction between Rangeview and the Applicant, consistent with Rangeview's Rules and Regulations and the Master Plan (the improvements defined as Rangeview's responsibility shall be defined as the "Rangeview Facilities") ; and

                 (v) the anticipated revenues to be received by providing the service to the Applicant, consistent with the Rate
Structure.

Within thirty (30) days of completion of the Project Plan, Pure Cycle shall submit to Rangeview a financial plan for the Rangeview Facilities ("Project Financial Plan") which illustrates that the projected revenues to be received from the provision of service to the Applicant justify construction of the Rangeview Facilities to provide wastewater service to the Applicant.

          (c) Service Agreement. Upon completion of the Project Plan and Project Financial Plan, Rangeview shall negotiate Service Agreements with the Applicant which comply with the Master Plan, Project Plan, the Project Financial Plan and the Rate Structure and which are consistent with Pure Cycle's obligations hereunder. Rangeview shall consult with Pure Cycle in the negotiation process to ensure that Pure Cycle agrees that the Service Agreements satisfy the conditions set forth above.

          (d) Design. Once the Service Agreement for a Project is executed by all parties, Pure Cycle shall be responsible for preparing the preliminary design documents for the Rangeview Facilities and for providing an engineer's estimate of all costs associated therewith. Prior to the submittal of the Preliminary Design documents to Rangeview, Pure Cycle shall request an estimated Project review budget from Rangeview which budget shall include Rangeview's anticipated costs to undertake the review anticipated by this Subsection (d) and Subsection (e) below ("Plan Review Budget"). Pure Cycle shall submit the preliminary design documents for the Rangeview Facilities and a deposit of the costs identified in the Plan Review Budget to Rangeview. On or before December 31st of each year, Rangeview shall conduct an accounting of all costs and expenses incurred in undertaking its review pursuant to this Subsection and Subsection (e). In the event the funds deposited hereunder exceed such costs and expenses, Rangeview shall refund such amounts to Pure Cycle unless the parties agree that such remaining amounts should be retained by Rangeview and utilized for the next Rangeview Facilities' expenses. If Rangeview's costs exceed the amounts deposited, Pure Cycle shall deposit the additional amounts following receipt of a written request for additional funding with documentation evidencing how the previously deposited funds were utilized. Pure Cycle's obligation to pay additional amounts under this Section shall not exceed twenty five percent (25%) of the amounts previously deposited unless the additional costs above 25% are necessitated by changes, or by deficiencies or omissions in the Plan submitted by Pure Cycle. Within ninety (90) days of submittal of the preliminary design and deposit, Rangeview shall provide to Pure

Cycle its approval, disapproval or conditional approval of the preliminary design documents. Approvals will not be unreasonably withheld. Disputes, if any, as to matters under this Section will be submitted to arbitration pursuant to Section 11.17 hereunder.

          (e) Construction and final design documentation. Once the preliminary design documents have been approved by Rangeview, Pure Cycle shall submit the following to Rangeview: (1) the final design documents for the Rangeview Facilities substantially consistent with the approved Preliminary Design; (2) an engineer's estimate of the construction costs for the Rangeview Facilities;
(3) an irrevocable Letter of Credit, cash, or other security acceptable to Rangeview in an amount equal to the estimated cost of the Rangeview Facilities, including construction contractor payments, and other costs payable by Rangeview reasonably likely to be incurred during construction ("Construction Security") pursuant to the terms set forth in Subsection (h) below; (4) draft bid and contract documents for the Rangeview Facilities which: (i) name Rangeview as the Owner, (ii) name Pure Cycle as the Construction Manager and indicate that Pure Cycle will have the authority to award the contract, monitor the construction and make payments to the Contractor, and (iii) comply with the requirements of Colorado law governing the public bidding of construction contracts for special districts; and (5) a construction schedule for the Rangeview Facilities ("Project Schedule"). Within thirty (30) days of submittal of the aforementioned documents, Rangeview shall provide to Pure Cycle its approval, disapproval or conditional approval of the bidding of the Rangeview Facilities. Approvals will not be unreasonably withheld or delayed. Once approval has been obtained from Rangeview, Pure Cycle shall proceed with bidding
the Rangeview Facilities.   When bids have been received and
tabulated, all information received during the bidding process shall be submitted to Pure Cycle with a recommendation from Rangeview as to which bidder should be awarded the contract for the Rangeview Facilities. Pure Cycle shall be authorized to proceed with the award of the contract without the prior written consent of Rangeview provided the bid selected is not for an amount in excess of the Construction Security. A copy of the executed contract shall be provided to Rangeview within ten (10) days of execution. If the contract is a financing or construction contract related to effluent, sewage or sewerage which derives from Non Export Water or water used to recharge Non Export Water under the Lease and which is to be disposed of outside the boundaries of the Lowry Range, then Pure Cycle shall provide the Land Board with a courtesy copy of such contract (a draft being acceptable if a final is not yet available) ten (10) days prior to execution. Pure Cycle shall be solely responsible for all payments due under the construction contract and any and all other costs related to the construction of the Rangeview Facilities, including, but not limited to engineering fees, legal fees, inspection fees and management fees. Pure Cycle shall provide Rangeview with copies of all pay requests received and shall provide Rangeview with a written Project status report on a monthly basis. Pure Cycle shall be authorized to approve change orders to construction contracts for Rangeview Facilities provided that any change orders requiring a change in the design of the Rangeview Facilities shall be approved in advance by Rangeview.

          (f) Timing and Standards of Construction. Pure Cycle shall cause construction of the Rangeview Facilities to be completed in accordance with the design documents and the time frame set forth in the Project Schedule approved by Rangeview. Rangeview shall have a continuing right to inspect the construction of the Wastewater System. Once construction is completed, Pure Cycle will provide Rangeview with the plans for the improvements as built.

          (g) Dispute Resolution. Disputes between Rangeview and Pure Cycle, if any, as to matters under this Section 3.2 will be submitted to arbitration pursuant to Section 11.17, and a hearing shall be held as expeditiously as reasonably possible.

          (h) Construction Security. Upon deposit of the Construction Security, Pure Cycle shall deposit an itemization of the improvements being constructed and their estimated costs. The District agrees that upon receipt of an engineer's certification that a portion of the Project is complete, it shall release the associated dollar amount as shown on the itemization. Upon receipt of an engineer's certification that the Project is complete and operational, the District shall release the entire Construction Security or any remaining portion thereof to Pure Cycle. Notwithstanding any of the foregoing, however, the remaining balance of the Construction Security shall be maintained by Pure Cycle at a level sufficient to secure all estimated costs of completing the Rangeview Facilities under construction. The District shall allow Pure Cycle to pledge the revenues from the Service Agreement for Rangeview Facilities and any security related thereto to enable Pure Cycle to obtain the Construction Security.

     3.3 Rules and Regulations of Rangeview. All construction, operation, and maintenance of the Wastewater System shall be performed in accordance with the Rangeview Metropolitan District
Rules and Regulations, as adopted from time to time (the "Rules and Regulations").

     3.4 Rangeview Ownership of Work. All contracts for the construction of, and purchase of equipment for the Rangeview
Facilities shall be in the name of Rangeview, and all facilities constructed and equipment purchased pursuant to such contracts will be the sole and exclusive property of Rangeview.


                            ARTICLE IV

        Ownership, Operation, and Maintenance of Facilities

     4.1 Ownership Prior to Termination. Rangeview shall own the Wastewater System. Pursuant to the terms of this Agreement, Pure
Cycle shall manage the construction, operate, maintain, repair, replace and administer the Wastewater System.

     4.2 Effluent attributable to water derived from Non-Export Water or water used to recharge Non-Export Water under the Lease ("Lease Effluent") shall be used, disposed of and accounted for as required by the Lease. Pure Cycle shall ensure that it does not cause Rangeview to breach such terms. Pure Cycle shall prepare and maintain adequate documentation to enable Rangeview (i) to determine the appropriate amounts to be paid by it to the Land Board pursuant to 6.3 and 7.3 of the Lease, and (ii) clearly to distinguish between Lease Effluent and other effluent from the Wastewater System. Pure Cycle may dispose effluent other than Lease Effluent in any lawful manner it deems reasonable.


                             ARTICLE V

                        Wastewater Service

     5.1 Wastewater Service. At its cost, Pure Cycle shall provide wastewater service to the Wastewater Users in a commercially reasonable manner consistent with generally accepted standards of performance for public wastewater systems in the metropolitan Denver area. Such services include without limitation the following:

          (a) Operate, maintain, repair, replace, test, certify, remove, and change the size of all facilities and other assets and resources comprising the Wastewater System, expressly including wastewater treatment facilities and facilities for re-use or land application effluent, if any; and

          (b) Develop and continuously monitor and recommend to the Board modifications and additions to effective emergency preparedness measures to respond to emergencies, including, but not limited to main line breaks, obstructions, and backups, mechanical failures, violation of effluent standards, and the interruption of service from other causes; and

          (c) Coordinate and cooperate with Rangeview in the administration of plan review and approval, construction observation, and conveyance and acceptance procedures for developer Main Extensions; and

          (d) Develop and continuously monitor and recommend to the Board modifications and additions to the Rules and Regulations, design standards and the Master Plan and coordinate and cooperate with Rangeview in the administration and enforcement thereof and of easements, service and main extension agreements; and

          (e) Prepare, maintain and deliver to Rangeview sufficient, appropriate and accurate records of all operations undertaken by Pure Cycle on behalf of Rangeview pursuant to this Agreement. This function shall include preparing and maintaining accurate files of all contracts concerning the Wastewater System and all other records necessary to the orderly administration and operation thereof, and which are required to be kept by local, state and federal statutes, ordinances and regulations, and by good business practice, including records and accounts of sales and dispositions of effluent subject to Section 6.3 of the Lease and Gross Revenues (as defined in the Lease) derived therefrom; and

          (f) Consult with and advise the Board on all matters relating to the operations of the Wastewater System and to the performance of Pure Cycle's obligations under this Agreement.

     5.2 Qualified Competent Personnel. Pure Cycle shall employ or contract with engineers, operators, and administrative and other personnel who are fully qualified to perform the duties of operating and administrating the Wastewater System. All plant operators must possess an A or B certification and meet minimum Colorado Department of Health and Environmental Services standards for licensing applicable to the plant which they operate.

     5.3 Permits and Licenses. Pure Cycle shall, at its own expense, apply for and obtain all necessary permits and licenses which may be required by any governmental entity which has jurisdiction over the operations to be performed by Pure Cycle pursuant to this Agreement.

     5.4 Financing. Pure Cycle shall be responsible for financing its obligations hereunder with the funds it receives pursuant to this Agreement or from such other sources as it deems desirable. Pure Cycle shall not claim or demand any payments or things of value from Rangeview or the Wastewater Users except as provided by this Agreement.

     5.5 Rangeview Administrative Functions. Rangeview shall be responsible for performing at its sole expense all functions and reporting obligations imposed upon it as a local government entity and political subdivision of the State of Colorado. Such functions include without limitation, compliance with budget, audit, election, open meetings, public records, conflict of interest disclosure and management laws, and Article X, Section 20 of the Colorado Constitution. Rangeview shall further be solely responsible for performing customer relations functions, billing and collecting rates, fees, tolls and charges imposed by it upon Wastewater Users, and administering and supervising tap sales. Rangeview shall have primary responsibility for the administration and enforcement of Rangeview Rules and Regulations, design standards, easements and Service and Main Extension Agreements but shall coordinate with Pure Cycle in the performance of these functions.

     5.6 Cost Accounting. Pure Cycle shall prepare and maintain records reflecting or recording costs of service, both for capital development and for operations and administration expenses, in accordance with the National Association of Regulatory Utilities Commissioners ("NARUC") System of Accounts for Wastewater Utilities- -Class A, as now or hereafter constituted, or, if the NARUC System of Accounts is no longer available or appropriate in the judgement of the Rate Consultant, in accordance with other generally accepted wastewater utility cost accounting standards designated by the Rate Consultant. Such records shall at all times be available during normal business hours for inspection and copying by Rangeview or the Rate Consultant. Pure Cycle shall ensure that any contract or other arrangement it makes with a third person to perform capital development or operations and administration functions assumed by Pure Cycle hereunder expressly imposes this same requirement upon such person for the benefit of Rangeview and the Rate Consultant.

     5.7  Rangeview Cooperation.  Rangeview shall cooperate with
Pure Cycle and provide Pure Cycle with such assistance as Pure
Cycle may reasonably request in performing Pure Cycle's duties hereunder.


                               ARTICLE VI

               Billing and Distribution of Revenues

     6.1 Rates. Subject to limitations imposed by the laws of the State of Colorado, Rangeview will continuously implement and enforce the Rate Structure, including amendments thereto, determined pursuant to section 2.2 above.

     6.2 System Development Fees Distribution. The Parties acknowledge that revenue derived from the imposition of System Development Fees pursuant to the Rules and Regulations and Service Agreements shall be utilized for costs related to the construction of the Wastewater System. Pursuant to the terms of this Agreement, Pure Cycle is solely responsible for the costs to finance the construction of the Rangeview Facilities. Based upon this allocation of responsibility and the fact that Rangeview's anticipated costs to comply with the terms of Article III herein are paid by Pure Cycle, the Parties agree that 100% of the System Development Fee revenue shall be allocated to Pure Cycle.
Rangeview will remit Pure Cycle's 100% of System Development Fee revenue monthly, as it receives the same, without interest. Along with each such remittance, Rangeview will send a written report stating the service address or other description of the licensed premises for which such fees were paid, the number of equivalent taps licensed for each premises, and the amount of the System Development Fees collected for each license.

     6.3 Operating Revenue Distribution. Pursuant to Section 5.5 above, the Parties have acknowledged the administrative functions to be undertaken by Rangeview. Based upon the allocation of responsibilities between the parties, they have determined to allocate the revenues derived from sewer rates imposed pursuant to
Article 17 of the Rules and Regulations, as follows: 90% to Pure Cycle and 10% to Rangeview. Rangeview will remit Pure Cycle's proportionate share of said rates monthly, as it receives the same, without interest. The parties acknowledge that due to the fact that the parties have limited financial history, the administrative costs of Rangeview and Pure Cycle with respect to the wastewater service to be provided hereunder are unknown. Therefore, notwithstanding the provisions of this Section, if the applicable percentage of said rates applicable to each party pursuant to this Section are insufficient to cover the respective parties administrative costs relating to the provision of wastewater service as described herein, Pure Cycle and Rangeview shall negotiate in good faith within ninety (90) days, after the insufficiency is reasonably claimed by either party, an amendment to this Section which provides each party with sufficient revenues from this Agreement to cover its administrative costs or amend the Rate Structure so that additional rate revenues are generated. During any period of renegotiation, each party shall continue to perform its obligations under this Agreement. Disputes as to an appropriate amendment to provide either party with sufficient rate revenues under this Section or to amend the Rate Structure will be settled by arbitration pursuant to Section 11.17 of this Agreement.

     6.4 Revenue Obligation Only. Rangeview's obligation to remit funds to Pure Cycle hereunder shall be payable solely and exclusively from its collections of System Development Charges and sewer rates or other charges similar in purpose or function thereto, and shall not be a general obligation of Rangeview. Rangeview will establish and maintain policies and procedures encouraging prompt and vigorous collection of delinquent accounts.

     6.5  Reports and Audits.

          (a) Rangeview may, upon no less than fourteen (14) days prior written notice to Pure Cycle, cause a partial or complete audit to be made at Rangeview's expense, by an auditor selected by Rangeview, of the entire records and operations of Pure Cycle for a five (5) year period preceding the date of the audit relating to the provision of wastewater service pursuant to this Agreement. Within fourteen (14) days following receipt of such a notice, Pure Cycle shall make available to the auditor the books and records the auditor reasonably deems necessary or desirable for the purpose of making the audit. If the results of the audit reveal a deficiency in any amounts paid by Pure Cycle to the Land Board or to Rangeview for payment to the Land Board under Section 6.3 of the Lease, then Pure Cycle shall pay such deficiency to the Land Board or Rangeview, as applicable, together with interest thereon at the rate of two percent (2%) per month from the date or dates such amounts should have been paid to the Land Board. If such inaccuracies resulted in a deficiency to the Land Board in excess of two percent (2%) of the royalties previously paid by Rangeview or on Rangeview's behalf for the period covered by the audit, then Pure Cycle shall also pay the cost of the audit.

          (b) Rangeview shall prepare and keep full, complete, and proper books, records and accounts of all collections with respect to wastewater service. Said books, records, and accounts of Rangeview shall be open at all reasonable times to the inspection of Pure Cycle and its representatives who may also, at Pure Cycle's expense, audit, copy or extract all or a portion of said books, records, and accounts for a period of five (5) years after the date such books, records and accounts are made. Pure Cycle may, upon fourteen (14) days prior written notice to Rangeview, cause a partial or complete audit to be made at Pure Cycle's expense, by an auditor selected by Pure Cycle, of the entire records and operations of Rangeview relating to the Wastewater System pursuant to this Agreement. Within fourteen (14) days following receipt of such a notice, Rangeview shall make available to the auditor the books and records the auditor deems necessary or desirable for the purpose of making the audit. Any deficiency in the payment of amounts due Pure Cycle pursuant to Section 6.2 determined by such audit shall be immediately due and payable by Rangeview together with interest thereon at the rate of twelve percent (12%) per annum from the date or dates such amounts should have been paid. If such deficiency is in excess of two percent (2%) of the amounts previously computed by Rangeview for the period covered by the audit, then Rangeview shall pay the actual cost of the audit, at the time the deficiency is paid.

     6.6 Appropriation. The amounts necessary to make payments to Pure Cycle for amounts due under this Article VI are hereby appropriated for said purpose; and such amounts as appropriated for each year shall be included in the annual budget and appropriation resolution to be adopted and passed by the Board in each year, until this contract is terminated.

     6.7 Right of Set-Off. Notwithstanding the provisions of 6.2 and 6.3 above, Rangeview is entitled to deduct from the amounts due to Pure Cycle hereunder any amounts expended by Rangeview and not advanced by Pure Cycle to cure any deficiency in the performance of Pure Cycle hereunder, or to perform or to aid or assist in the performance of any of Pure Cycle's duties or obligations hereunder.


                            ARTICLE VII

                           Rights-of-Way

     7.1  Rights-of-Way.    Pure Cycle shall at its expense acquire
in the name of Rangeview all easements and rights-of-way necessary to accommodate Rangeview Facilities. Notwithstanding the foregoing, Rangeview shall assist Pure Cycle in obtaining such rights-of- way in the manners provided in this Article and in such other manners as Pure Cycle may reasonably request. Pure Cycle shall have a license to use all Rangeview easements and rights- of-way for the purpose of constructing, installing, replacing, operating and maintaining the Wastewater System.

     7.2 Lowry Range Rights-of-Way. As set forth in Exhibit D to the Lease, a master plan of rights-of-way has been agreed upon with respect to the Lowry Range, subject to certain rights of the Land Board to amend such master plan. When a right-of-way on or under the Lowry Range is reasonably necessary to enable Pure Cycle to perform the services contemplated by this Agreement, Pure Cycle shall notify Rangeview. Rangeview shall file a request for the right-of-way with the Land Board in accordance with the Lease.
Upon grant of a right-of-way by the Land Board, Rangeview shall promptly notify Pure Cycle.

     7.3 Condemnation of Land. Upon Pure Cycle's request, Rangeview agrees to use its governmental powers of condemnation if condemnation is reasonably necessary to enable Pure Cycle to perform the services contemplated by this Agreement. Pure Cycle shall be responsible for the costs associated with Rangeview's condemnation of such land.

                           ARTICLE VIII

                          Indemnification

     8.1 Mutual Indemnity. Pure Cycle and Rangeview shall each indemnify and hold harmless the other, to the extent permitted by law, against and from all claims, demands, and expenses of any and all kinds (including attorney fees) for death, personal injury or property damage arising out of, of caused by, any act or omission of such indemnifying party, its contractors, agents or employees. Nothing in this Section shall be construed as a waiver of or an intent by Rangeview to waive any rights, privileges, immunities, monetary limits or other protections or requirements set forth in the Colorado Governmental Immunity Act, Section 24- 10-101, et seq., C.R.S.

     8.2 Service Indemnity. Additionally, Pure Cycle shall at its sole cost and expense defend, indemnify and hold Rangeview harmless against and from all claims and demands asserted against Rangeview by any Wastewater User, by any party to or beneficiary of a Service Agreement, or by any regulatory government or agency, based upon, arising out of, or relating to the performance or non-performance of Pure Cycle's obligations hereunder.


                            ARTICLE IX

                        Insurance and Bonds

     9.1 Insurance. Pure Cycle shall and shall cause its contractors to maintain with carriers acceptable to Rangeview liability insurance,workers' compensation coverage fully covering all persons engaged in the performance of this Agreement, in accordance with Colorado law, and for public liability insurance covering death and bodily injury with limits no less than required by the Colorado Governmental Immunity Act, Section 24-10-101, et seq., C.R.S. , which insurance shall name Rangeview as additional insured.

     9.2 Bonds. No operations are to be commenced on any portion of the Service Area which is within the Lowry Range and owned by the Land Board until Pure Cycle has filed good and sufficient bonds, consistent with the requirements of C.R.S. 38-26-106, with the Land Board to secure the payment for damages, losses or expenses caused by Pure Cycle as a result of operations on or under the Lowry Range. Pure Cycle acknowledges that, pursuant to the Lease, the Land Board may require that the bonds be held in full force and effect for one year after cessation of the operations for which the bonds were intended. In addition, Pure Cycle shall comply with the Rules and Regulations with respect to bonds required by Rangeview.

     9.3 Bond of Contractors. If activities are to be conducted on land owned by the Land Board within the Lowry Range bonds provided by contractors for construction activities shall list the Land Board as a coinsured and shall otherwise comply with Section
9.2.

                             ARTICLE X

                   Term, Default and Termination

     10.1 Term. This Agreement shall commence on the date of execution and, unless sooner terminated pursuant to this Article, shall expire at 12:00 noon on May 1, 2081.

     10.2  Default and Termination.

          (a) The following events shall constitute Events of Default under this Agreement:

            (i) The filing by a party of a petition in bankruptcy, insolvency or for reorganization under the bankruptcy laws of he
United States or under any insolvency act of any state, the dissolution of a party, or a party making an assignment for the benefit of creditors;

           (ii) The institution against a party of involuntary proceedings under any such bankruptcy law or insolvency act or for dissolution, or the appointment of a receiver or trustee for all or substantially all of the property of a party, which proceeding is not dismissed or receivership or trusteeship is not vacated within sixty (60) days after such institution or appointment; or

          (iii) The material default in the performance of any material term, covenant or condition in this Agreement which default shall continue and not be cured for a period of thirty
(30) days after written notice specifically setting forth the nature of the default has been given by the non-defaulting party to the defaulting party, or if more than thirty (30) days is reasonably required to cure such matter complained of, if the defaulting party shall fail to commence to correct the same within said thirty (30) day period or shall thereafter fail to prosecute the same to completion with reasonable diligence.

                     (iv)  For the purposes of this subsection
          10.2(a), it shall be a material default in a material term or condition of this Agreement if Pure Cycle's performance of any of its obligations hereunder fails consistently, after written notice specifically identifying the performance deficiency and a reasonable opportunity to cure, to meet generally accepted standards of performance for public wastewater systems in the metropolitan Denver area. Such failure may consist, by way of illustration and not by way of limitation, of consistent and repeated instances of the following: lack of or unreasonably delayed response to requests for service; inaccurate, incomplete or late reporting or record keeping; failure to furnish competent, professional, trained personnel; failure to remove violent or insubordinate personnel; negligent or intentional damage to or loss or destruction of Rangeview property or other impairment of Rangeview assets; substandard operation of the Wastewater System as demonstrated by backups, accumulation of grease or other obstructions in Mains, lack of routine facility inspections, observations, repairs and maintenance, main breaks, spills, unusual regulatory agency involvement with or attention to system, unusual level of customer complaints and the like. It is the intent of this provision to enable Rangeview to terminate for default if the cumulative effect of deficiencies such as those listed above is such that, taken as a whole and measured over a reasonable period of time not to exceed 24 months, Pure Cycle's performance does not meet generally accepted standards for the operations of a public wastewater system in the metropolitan Denver area.

          (b) If an Event of Default shall occur, then the non-defaulting party may, at its option, without any prejudice to any other remedies it may have, (i) terminate this Agreement upon giving written notice of termination to the defaulting or breaching party, and, if Rangeview is the non-defaulting party, at its option, exercise its rights under Section 10.3, and/or
(ii) commence an action for specific performance of the obligations of the defaulting party and/or damages proximately caused by the default or breach and its costs and reasonable attorneys' fees (including costs incurred to cure such default pursuant to Section 10.2(c)).

          (c) If either party shall act or fail to act in a manner which would constitute an Event of Default under this Agreement or an Event of Default (as that term is defined in the Lease) under the Lease, immediately, with the passage of time, with notice, or any of the foregoing, the non-defaulting party may, at its option, without prejudice to any other remedies it may have, cure such Event of Default and seek reimbursement from the defaulting party for any costs and damages associated therewith or offset such costs and damages from any amounts owed to the defaulting party under this Agreement or otherwise without waiting for the thirty-day period provided for in Section 10(a)(iii) to run.

     10.3 Declaration of Forfeiture. If an Event of Default occurs and Rangeview terminates this Agreement or in the event of a termination pursuant to Section 10.4, Rangeview shall have the right, in connection with such termination, to expel Pure Cycle from the Service Area and those claiming through or under Pure Cycle pursuant to this Agreement, and remove the effects of both or either, without being deemed guilty of any manner of trespass and without prejudice to any other remedies. In the event of such termination, Pure Cycle shall surrender and peacefully deliver to Rangeview all property of Rangeview of whatever kind, that was in Pure Cycle's possession or control. Such property shall be returned to Rangeview in good condition (subject to any existing licenses related to the delivery of water), plus any interest of Pure Cycle in the Wastewater System. Subject to the following sentence, title to such assets will be conveyed to Rangeview free and clear of all security interests, liens and encumbrances existing at the time of delivery to Rangeview. Notwithstanding the foregoing, Pure Cycle shall have the right to encumber the revenues it receives pursuant to this Agreement in connection with the construction and development of the Wastewater System but only to the extent necessary for financings obtained for construction and development of the Wastewater System prior to termination. Upon such termination, if Pure Cycle shall remain in possession of any part of property described above, Pure Cycle shall be guilty of an unlawful detainer and shall be subject to eviction or removal, forcibly or otherwise, to the extent provided by law.

     10.4 Pure Cycle Right of Termination. Pure Cycle may terminate this Agreement at any time without cause upon giving one year's prior written notice to Rangeview. During the one-year period, Pure Cycle shall continue to discharge all of its obligations under this Agreement and shall be entitled to the benefits of this Agreement, unless Rangeview, at its option, requires Pure Cycle to discontinue providing services hereunder prior to the expiration of the one-year notice period. Notwithstanding the foregoing, however, Pure Cycle may not terminate this Agreement without Rangeview's consent unless all Rangeview Facilities required to be built in order for Rangeview to meet its obligations under a Service Agreement which has been signed are fully completed and finally accepted by Rangeview.

      10.5 Rangeview Buy-out Right. The parties acknowledge that at some point during the term of this Agreement Rangeview may determine  that  it  desires  to take over  the  operation  of  the
Wastewater System or otherwise make a change with regard to the service provider. The parties also acknowledge that Pure Cycle has and will continue to make substantial investments consisting of initial and early phase development, corollary investments in its water and other interests in Rangeview's Service Area and carrying costs of capital consisting of the depreciation of investments and any opportunity costs of its investment in the Wastewater System. The parties agree that Rangeview may terminate this Agreement upon one (1) year written notice without cause, provided it makes payment at the end of the one (1) year period of a buy-out amount based on the following methodology: 1) The value of Pure Cycle's investment will be obtained from the annual audited reports of Pure Cycle's wastewater books following NARUC standards. 2) Corollary investments will be based upon the present value of the foregone income stream and will be considered if such investments have been approved in advance by Rangeview. 3) The carrying cost of capital will consist of two components: a) the interest costs of funds borrowed or invested by Pure Cycle for the Wastewater System, which will be determined by the actual interest cost incurred by Pure Cycle and all related prepayment penalties; and b) the opportunity cost of investment capital to generate future earnings, which will be calculated as the present value of the net earnings over the remaining duration of the Agreement. Disputes as to an appropriate buy out amount under this Section will be settled by arbitration pursuant to Section 11.17 of this Agreement with a requirement that the arbitrator(s) have an expertise in the area of utility rate structures.

                            ARTICLE XI

                        General Provisions

     11.1 Records. In addition to complying with section 5.6 above, Pure Cycle shall prepare and maintain complete and accurate records necessary to the orderly development, administration, operation and maintenance of the Wastewater System, and which are required to be kept by local, state, or federal statutes, ordinances, or regulations in connection with the functions performed by Pure Cycle hereunder. Such records include all design and construction contract documents for Rangeview Facilities, including record or as-built drawings. All such records shall be the sole and exclusive property of Rangeview, but Pure Cycle may at its sole expense copy all of such records as it may desire. All such records shall be kept and maintained at such location and in the official custody of such person as Rangeview shall from time to time direct in writing. Pure Cycle shall follow District instructions and guidelines concerning any and all requests for public records made pursuant to Article 72 of Title 24, C.R.S., as to any records within its possession or control.

     11.2 Compliance with Laws. Pure Cycle shall perform its obligations under this Agreement in such a manner that the Wastewater System and all actions taken by Pure Cycle pursuant to this Agreement comply fully with all applicable federal, state and local statutes, regulations, ordinances, permits and orders, including without limitation the federal Clean Water Act, and the Rules and Regulations and Design Standards of Rangeview.

     11.3 Taxes, Fees and Assessments. Pure Cycle shall ensure that all construction contractors avail themselves of Rangeview's exemption from state and local sales and use taxes whenever possible. If tax liabilities are incurred in connection with the work or the materials to be utilized in accomplishing the functions of Pure Cycle pursuant to this Agreement, Pure Cycle shall be solely responsible for and shall pay all such liabilities. Pure Cycle shall pay all fees, charges and assessments incurred in the performance of its obligations hereunder.

     11.4 Assignment. Pure Cycle may assign its interest in this Agreement, but only upon terms expressly approved in writing by Rangeview, in its sole discretion. Any attempted assignment in contravention of this Section shall be null and void. Notwithstanding the foregoing, Pure Cycle may contract with third parties to perform portions of its obligations under this Agreement and such action on Pure Cycle's part shall not be deemed an assignment of its interest in this Agreement.

     11.5 Notice. All notices required by this Agreement shall be in writing and shall be delivered to the person to whom the notice is directed, in person, by courier service or by United States mail as a certified item, return receipt requested, addressed to the address stated below. Notices delivered in person or by courier service shall be deemed given when delivered to the person to whom the notice is directed. Notices delivered by mail shall be deemed given on the date of delivery as indicated on the return receipt. The parties may change the stated address by giving ten (10) days' written notice of such change pursuant to this Section.

               If to Rangeview:

          Rangeview Metropolitan District
          141 Union Boulevard, Suite 150
          Lakewood, Colorado  80228
          Attention:  President

          and

          If to Pure Cycle:

          Pure Cycle Corporation
          5650 York Street
          Commerce City, Colorado  80022
          Attention:  President

     11.6 Construction. Where required for proper interpretation, words in the singular shall include the plural, and the masculine gender shall include the neuter and the feminine, and vice versa, as is appropriate. The article and section headings are for convenience and are not a substantive portion of the Agreement.
The Agreement shall be construed as if it were equally drafted in all aspects by all parties.

     11.7 Entire Agreement. This Agreement, including the items referenced herein or to be attached in accordance with the provisions of this Agreement, constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings of the parties as to the subject matter of this Agreement. No representation, warranty, covenant, agreement or condition not expressed in this Agreement shall be binding upon the parties or shall change or restrict the provisions of this Agreement.

     11.8 Authority. Each of the parties represents and warrants that it has all requisite power, corporate and otherwise, to execute, deliver and perform its obligations pursuant to this Agreement, that the execution, delivery and performance of this Agreement and the documents to be executed and delivered pursuant to this Agreement have been duly authorized by it, and that upon execution and delivery, this Agreement and all documents to be executed and delivered pursuant to this Agreement will constitute its legal, valid and binding obligation, enforceable against it in accordance with their terms.

     11.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

     11.10 Amendment. This Agreement shall not be amended except by a writing executed by both parties.

     11.11 Binding Effect. The benefits and terms and obligations of this Agreement shall extend to and be binding upon the successors or permitted assigns of the respective parties hereto.

     11.12 Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, then, and in that event, it is the intention of the parties hereto that the remainder of this Agreement shall not be affected thereby. It is also agreed that in lieu of each clause or provision of this Agreement that is illegal, invalid or unenforceable, there shall be added as a part of this Agreement a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

     11.13  Duty of Good Faith and Fair Dealing; Regular
Consultation. The parties acknowledge and agree that each party has a duty of good faith and fair dealing in its performance of this Agreement.

     11.14 Further Assurance. Each of the parties hereto, at any time and from time to time, will execute and deliver such further instruments and take such further action as may reasonably be requested by the other party hereto, in order to cure any defects in the execution and delivery of, or to comply with or accomplish the covenants and agreements contained in this Agreement and/or any other agreements or documents related thereto.

     11.15 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado and applicable federal law.

     11.16 Arbitration. Any controversy or claim arising out of or relating to the computation of amounts due pursuant to
Section 6.1 under this Agreement and all other controversies or claims which the parties have expressly agreed herein shall be submitted to arbitration shall be settled by arbitration administered by the American Arbitration Association in accordance with its commercial rules, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

     11.17  Litigation and Attorneys' Fees.  Except as provided in
Section 11.17 above, in the event of claims, disputes or other disagreements between the parties which the parties are not able to resolve amicably, either party may bring suit in a court of competent jurisdiction seeking resolution of the matter. The prevailing party in any arbitration or suit shall be entitled to recover its reasonable attorneys' fees and costs from the other party.

     11.18 Force Majeure. Should either party be unable to perform any obligation required of it under this Agreement, other than the payment of money, because of any cause beyond its control (including, but not limited to war, insurrection, riot, civil commotion, shortages, strikes, lockout, fire, earthquake, calamity, windstorm, flood, material shortages, failure of any suppliers, freight handlers, transportation vendors or like activities, or any other force majeure), then such party's performance of any such obligation shall be suspended for such period as the party is unable to perform such obligation.

     11.19 Conflicts of Interest. The parties hereto acknowledge that certain members of the board of directors of Rangeview are either officers, directors or employees of Pure Cycle and may have conflicts of interest with regard to this transaction. Rangeview represents and warrants that such board members have, pursuant to
 24-18-110, C.R.S., filed all necessary disclosure statements with Rangeview and the Colorado Secretary of State. Pure Cycle represents and warrants that the members of Pure Cycle's board of directors who also serve on the Rangeview board of directors have fully disclosed such interests to the disinterested board members of Pure Cycle prior to obtaining board approval of this Agreement and that those members with potential conflicts have abstained from voting on this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Service Agreement on the date first written above.

ATTEST:                         RANGEVIEW METROPOLITAN DISTRICT,
                                ACTING BY AND THROUGH ITS
                                WASTEWATER ACTIVITY ENTERPRISE


By:                                By:
Title:                             Title:


ATTEST:                       PURE CYCLE CORPORATION


By:                           By:
Title:                        Title: